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                                                                    EXHIBIT 99.1

DATE: August 6, 2002

FROM:                                      FOR:
Padilla Speer Beardsley Inc.               Tower Automotive, Inc.
1101 West River Parkway                    5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55415               Grand Rapids, Michigan 49546

John Mackay (612) 455-1700                 Anthony Barone (616) 802-1600
                                           David Tuit (616) 802-1591

FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE PROVIDES EARNINGS GUIDANCE FOR SECOND HALF OF 2002; ANNOUNCES AWARD OF NISSAN FRAME PROGRAM

     GRAND RAPIDS, Mich., Aug. 6-- Tower Automotive, Inc. (NYSE: TWR) provided earnings and revenue guidance today for the second half of 2002 that is in line with current consensus estimates. In addition, Tower has announced a significant new frame award for a small pick-up and sport utility vehicle to be produced globally by Nissan.

     The company expects net earnings for the third quarter ending September 30, 2002 to be in the range of $0.15 to $0.18 per diluted share, on estimated third-quarter revenues of approximately $625 million to $645 million. The company also expects net earnings for the fourth quarter ending December 31, 2002 to be in the range of $0.25 to $0.29 per diluted share, on estimated fourth-quarter revenues of approximately $675 million to $700 million. Current earnings consensus estimates are $0.16 per share and $0.29 per share for the third and fourth quarters, respectively.

     In commenting on the earnings guidance, Dug Campbell, president and chief executive officer of Tower Automotive, stated, "We are pleased to provide guidance that demonstrates continued year-over-year improvement in our financial performance. We see higher revenues in all regions, and do not expect significant impact from the Kia Motors strike in Korea. Operational improvement continues in our Ford Explorer frame operations in Corydon, Ind., and, with the exception of the GM Sigma platform, launch costs are behind us. In addition, we have received notification that we will be the frame supplier for the next-generation Nissan global small pick-up and sport utility vehicle. This award adds to the significance of our growing partnership with Nissan, one that is dedicated to bringing exciting new products to market using engineering design disciplines that will reduce both investment and overall program risk. This award brings our total backlog of new business to $1.4 billion in annual revenues, which will be launched between the 2003 and 2005 fiscal years."

     Tower Automotive, Inc., is a global designer and producer of vehicle structural components and assemblies used by every major automotive original equipment manufacturer, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Fiat, Hyundai/Kia, BMW, and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Grand Rapids, Mich. Additional company information is available at www.towerautomotive.com

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

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